701 Evans Avenue 8th Floor Toronto, Ontario Canada M9C 1A3	telephone: facsimile: email: website:	(416) 626-6000 (416) 626-8650 info@mscm.ca www.mscm.ca

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Form S-1 amendment No. 8 of our report dated March 25, 2009 (except for Note 2 of the financial statements as to which the date is October 28, 2009) on our audits of the consolidated balance sheets of China Housing & Land Development, Inc. and Subsidiaries as at December 31, 2008 and 2007  and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, and to the reference to our firm under the heading “Experts”.

Chartered Accountants

/s/ MSCM LLP

Toronto, Canada
November 5, 2009